RBC Capital Markets®	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-208507

Supplement dated June 5, 2017
to the Pricing Supplement Dated May 5, 2017,
Product Prospectus Supplement ERN-EI-1 Dated January 12, 2016, Prospectus Supplement Dated January 8, 2016, and Prospectus Dated January 8, 2016 (together, the “Prospectus”)
$2,239,000 Buffered Return Notes with Lookback Initial Level Linked to the EURO STOXX 50® Index, Due February 10, 2022 Royal Bank of Canada

This document (the “supplement”) supplements the Prospectus in connection with any secondary market transactions in the notes (CUSIP: 78012KQ83; the “Notes”) by us, RBC Capital Markets, LLC and any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Prospectus.
The Initial Level for the Notes was defined in the pricing supplement dated May 5, 2017 (the “Pricing Supplement”). The Initial Level was defined as the lowest closing level of the Reference Asset on any trading day (subject to adjustment as set forth in the Pricing Supplement) during the Initial Level Determination Period. The closing level of the Reference Asset on May 5, 2017, the first day of the Initial Level Determination Period, was 3,658.79.
The Initial Level Determination Period expired on June 5, 2017. The lowest closing level of the Reference Asset on any trading day during the Initial Level Determination Period was 3,554.59, which was the closing level of the Reference Asset on May 31, 2017. This closing level is less than 3,658.79.
Therefore, the Initial Level for the Notes is 3,554.59.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 12, 2016, and “Selected Risk Considerations” beginning on page P-6 of the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Pricing Supplement dated May 5, 2017:
https://www.sec.gov/Archives/edgar/data/1000275/000114036117018801/form424b2.htm

•	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm

•	Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm

•	Product Prospectus Supplement ERN-EI-1 dated January 12, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047560/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” refers to Royal Bank of Canada.